EXHIBIT 10.6

3M COMPANY

2016 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

Pursuant to the 3M Company 2016 Long-Term Incentive Plan (as amended from time to time, the “Plan”), 3M Company (the “Company”) granted to the participant listed below (“Participant”) the performance shares described below (the “Performance Shares”).  The Performance Shares are subject to the terms and conditions set forth in this Performance Share Award Agreement, the vesting provisions set forth in Appendix A hereto (the “Vesting Appendix”), any special terms and conditions for Participant’s country set forth in Appendix B hereto (the “Global Appendix”) and the Plan.  This Performance Share Award Agreement, the Vesting Appendix and the Global Appendix are referred to, collectively, as this “Agreement.”  The Plan, the Vesting Appendix and the Global Appendix are incorporated into this Performance Share Award Agreement by reference.

Participant:
Grant Date:
Target Number of Performance Shares:
Performance Period:	_________, 20__ through _________, 20__ (the “Performance Period”)
Vesting Schedule:

Subject to the terms and conditions of this Agreement and the Plan, the Performance Shares shall vest as set forth in the Vesting Appendix hereto.

Except as provided in Sections 1.3 and 1.5 of this Performance Share Award Agreement, in the Vesting Appendix, the Global Appendix, or as otherwise provided by the Administrator, in no event shall the Performance Shares vest following Participant’s Termination of Service.

ELECTRONIC Acceptance of Award:

By clicking on the “ACCEPT” box on the “Grant Terms and Agreement” page, you agree to be bound by the terms and conditions of this Agreement and the Plan.  You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of the Performance Shares pursuant to this Agreement.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Performance Shares.

ARTICLE I.

AWARD; VESTING; FORFEITURE AND SETTLEMENT

1.1        Performance Shares and Dividend Equivalents.

(a)          This Award is expressed in terms of a Target Number of Performance Shares as set forth above (the “Target Number of Performance Shares”).  The actual number of Performance Shares that may be earned will depend on Participant’s continued service with the Company or any Subsidiary and the extent to which the performance goals established for the Award are achieved.  Each Performance Share earned represents the right to receive one Share on the terms, and subject to the conditions, set forth in this Agreement.  Participant will have no right to the distribution of any Shares until the time (if ever) the Performance Shares have vested.

(b)          The Company hereby grants to Participant, with respect to each Performance Share, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable Performance Share is settled, forfeited or otherwise expires.  Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share.  The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.

1.2        Vesting; Forfeiture.

(a)          The Performance Shares will vest according to the vesting schedule set forth in the Vesting Appendix (the “Vesting Schedule”).  Except as otherwise provided by the Administrator (or its delegate) or as provided for in the Plan or this Agreement with respect to Participant’s Termination of Service prior to the last day of the Performance Period by reason of Participant’s Retirement, death or Disability, the Performance Shares will immediately and automatically be cancelled and forfeited as to any portion that is not vested as of Participant’s Termination of Service to the extent such Termination of Service occurs prior to the last day of the Performance Period.  In addition, the Performance Shares will immediately and automatically be cancelled and forfeited (including any portion that is then vested) upon the execution of a written determination by the Administrator or an authorized representative of the Company that Participant engaged in an act of Misconduct (whether the execution of such written determination occurs before or after Participant’s Termination of Service).

(b)          Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the Performance Share with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

1.3         Special Vesting Provisions.  Notwithstanding anything to the contrary in Section 1.2 or the Vesting Schedule, the Performance Shares shall continue to vest, or vest on an accelerated basis, in the event of Participant’s Termination of Service prior to the last day of the Performance Period under the following circumstances:

(a)          If Participant’s Termination of Service occurs prior to the last day of the Performance Period by reason of Participant’s Retirement, the Performance Shares shall remain eligible to vest in accordance with the Vesting Schedule as if Participant had not incurred a Termination of Service, subject to accelerated vesting pursuant to clause (c) of this Section 1.3; provided, however, that the Target

Number of Performance Shares shall be adjusted, effective as of Participant’s Termination of Service, as follows:

(i)           If Participant was appointed to the Executive Conference on or after January 1, 2006 and on or before December 31, 2017, the Target Number of Performance Shares shall be adjusted to equal the product of (A) the Target Number of Performance Shares, as in effect immediately prior to Participant’s Termination of Service, and (B) a fraction, the numerator of which equals the number of whole calendar months Participant provided services to the Company or any Subsidiary during the Performance Period and the denominator of which equals the total number of months in the Performance Period; or

(ii)          If Participant was appointed to the Executive Conference before January 1, 2006 or after December 31, 2017, the Target Number of Performance Shares shall be adjusted to equal the product of (A) the Target Number of Performance Shares, as in effect immediately prior to Participant’s Termination of Service, and (B) a fraction, the numerator of which equals the number of consecutive three-month periods Participant provided services to the Company or any Subsidiary during the first twelve months of the Performance Period and the denominator of which equals four.

Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Participant’s jurisdiction that likely would result in the favorable Retirement treatment that otherwise would apply to the Performance Shares pursuant to this Section 1.3(a) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable Retirement treatment at the time of Participant’s Termination of Service and the Performance Shares will be treated as they would under the rules that otherwise would have applied if Participant’s Termination of Service did not qualify as a Retirement.

(b)          If Participant’s Termination of Service occurs by reason of Disability prior to the last day of the Performance Period, the Performance Shares shall remain eligible to vest in accordance with the Vesting Schedule as if Participant had not incurred a Termination of Service, subject to accelerated vesting pursuant to clause (c) of this Section 1.3.

(c)          If Participant’s Termination of Service occurs by reason of death or Participant dies following the date of Participant’s Termination of Service by reason of Retirement or Disability, in each case prior to the last day of the Performance Period, Participant shall vest in a number of Performance Shares equal to the lesser of (i) the Target Number of Performance Shares, or (ii) such other number of Performance Shares determined by the Administrator, in its discretion.

For purposes of this Article I, the term “Disability” shall have the meaning given to such term in Treasury Regulation section 1.409A-3(i)(4).

1.4        Settlement.

(a)          Except as provided in Section 1.4(c), all of Participant’s Performance Shares which are then vested, and any related Dividend Equivalents (including any Dividend Equivalent Account balance), will be paid in Shares during the thirty (30)-day period beginning with the earliest to occur of the following events:

(i)           the Certification Date (as defined in the Vesting Appendix) (provided that in no event will Shares be issued in settlement of Participant’s Performance Shares pursuant to this clause

(i) later than March 15 of the calendar year immediately following the completion of the Performance Period;

(ii)           the date of Participant’s death; or

(iii)          the date of Participant’s Termination of Service following a Change in Control of the Company (provided that, if Participant is or will be eligible for Retirement at any time during the Performance Period, such Termination of Service must constitute a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)).  Notwithstanding anything to the contrary in this Agreement or the Plan, no Performance Shares or Dividend Equivalents shall be distributed to Participant pursuant to this Section 1.4(a)(iii) during the six-month period following Participant’s separation from service if the Company determines that distributing such Performance Shares and Dividend Equivalents at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the distribution of any of Participant’s Performance Shares and Dividend Equivalents is delayed as a result of the previous sentence, then such Performance Shares and Dividend Equivalents (including any Dividend Equivalent Account balance) shall be paid to Participant during the thirty (30)-day period beginning on the first business day following the end of such six-month period (or such earlier date upon which such Performance Shares and Dividend Equivalents can be distributed under Section 409A without resulting in a prohibited distribution, including as a result of Participant’s death).

(b)          The number of Shares paid with respect to the Dividend Equivalents will equal the quotient, rounded to the nearest one-thousandth of a Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the Certification Date.

(c)          If permitted by the Company and provided Participant makes a valid deferral election within the time period specified by the Company in the deferral election form, then Participant may elect to change the timing of receipt of the Shares otherwise distributable under Section 1.4(a). Any such deferral election must comply with the requirements of Section 409A of the Code and the applicable Treasury Regulations or other guidance issued thereunder as well as any Plan rules on deferrals and must be made on a form approved by the Company. To the extent made, any such deferral election will be incorporated herein by this reference.

(d)          Notwithstanding any provisions of this Agreement or the Plan to the contrary, the time of distribution of the Performance Shares and the Dividend Equivalents under this Agreement may not be changed except as may be permitted by the Administrator in accordance with Section 409A and the applicable Treasury Regulations promulgated thereunder.

1.5        Effect of Change in Control. Notwithstanding anything to the contrary in the Vesting Schedule or Sections 1.2 and 1.3, in the event of Participant’s Termination of Service prior to the last day of the Performance Period (i) by the Company or any Subsidiary other than as a result of Participant’s Misconduct or (ii) by Participant for Good Reason, in either case, within eighteen (18) months following a Change in Control of the Company, Participant shall vest in a number of Performance Shares equal to the sum of:

(a)          With respect to any calendar year(s) during the Performance Period that have ended prior to the date of such Termination of Service, the Vesting Eligible Shares for such calendar year(s) as determined pursuant to the Vesting Schedule; plus

(b)          With respect to any calendar year(s) during the Performance Period that have not ended prior to the date of such Termination of Service, the greatest of (i) the Performance Shares that would have been Vesting Eligible Shares for such calendar year(s) if the Company’s performance relative to the performance objectives for such calendar year(s) equaled its actual performance during those calendar quarters completed during the calendar year in which such Participant’s Termination of Service occurs and prior to the date of such Termination of Service as set forth in the Vesting Schedule, (ii) the Performance Shares that would have been Vesting Eligible Shares for such calendar year(s) if the Company’s performance relative to the performance objectives for the such calendar year(s) equaled its actual performance for the three consecutive calendar year period ending immediately prior to the calendar year in which the Termination of Service occurs, or (iii) such other number of Performance Shares determined by the Administrator, in its discretion;

provided, however, that the resulting number of Performance Shares under this Section 1.5 shall be prorated to reflect the number of full calendar months during the Performance Period that elapsed prior to the date of Participant’s Termination of Service.

For purposes of this Section 1.5, “Good Reason” means (i) a material diminution in Participant’s position, authority, duties or responsibilities as in effect immediately prior to the Change in Control of the Company, (ii) a material diminution in Participant’s base salary or annual planned cash compensation, or (iii) a material change in the geographic location at which Participant is required to perform services for the Company or its Subsidiaries.

ARTICLE II.

TAXATION AND TAX WITHHOLDING

2.1        Responsibility for Taxes.

(a)          Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company or the Employer in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including, but not limited to, the grant or vesting of the Performance Shares or any related Dividend Equivalents, the subsequent sale of Shares acquired upon vesting, and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)          Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to assist the Company and/or the Employer in satisfying any applicable withholding obligations for Tax-Related Items.  In this regard, the Company and/or the Employer, or their respective agents, at their discretion, may satisfy, or allow Participant to satisfy, the withholding obligation with regard to all Tax‑Related Items by any of the following, or a combination thereof:

(i)           By cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

(ii)          Delivery (including telephonically to the extent permitted by the Company) of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon settlement of the Performance Shares, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the obligation for Tax-Related Items; provided that such amount is paid to the Company at such time as may be required by the Company;

(iii)         To the extent permitted by the Administrator, surrendering Shares then issuable upon settlement of the Performance Shares valued at their Fair Market Value on such date; or

(iv)         By the deduction of such amount from other compensation payable to Participant.

(c)          The Company and/or the Employer has the right and option, but not the obligation, to treat Participant’s failure to provide timely payment of any Tax-Related Items as Participant’s election to satisfy all or any portion of the Tax-Related Items pursuant to Section 2.1(b)(iii) or (iv) above, or a combination of such sections.

(d)          Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash through the Employer’s normal payroll processes and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by surrendering Shares, solely for tax purposes and not intended to modify or restrict in any way Section 4.2 of the Plan, Participant is deemed to have been issued the full number of Shares subject to the vested Performance Share, notwithstanding that a number of Shares are surrendered for the purpose of paying the Tax-Related Items.

(e)          Participant understands and agrees that certain tax withholding amounts may be due prior to any issuance of Shares under Section 1.4 if the Performance Shares are at any time not subject to a substantial risk of forfeiture for purposes of Section 83 of the Code prior to such date.  If Shares are issued on an accelerated basis to satisfy the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) or 3121(v)(2) of the Code (the “FICA Tax”) as provided in this Section 2.1(e) as a result of the lapse of the substantial risk of forfeiture for purposes of Section 83 of the Code prior to the issuance of Shares under Section 1.4, then Participant may have income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws (together with the FICA Tax, the “FICA-Related Taxes”).  Participant’s FICA-Related Taxes shall be satisfied by the deduction of such amount from other compensation payable to Participant.  To the extent the other compensation payable to Participant is determined by the Company to be insufficient to satisfy Participant’s FICA-Related Taxes, Participant’s acceptance of the Performance Shares hereunder constitutes Participant’s instruction and authorization to the Company to satisfy the FICA-Related Taxes through the accelerated issuance and withholding of Shares otherwise issuable pursuant to the Performance Shares having a then-current Fair Market Value not exceeding the amount necessary to satisfy the FICA-Related Taxes of the Company and its affiliates based on the minimum applicable statutory withholding rates.

(f)          Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to honor the vesting of the Performance Shares and/or refuse to issue or deliver the Shares or the proceeds from the sale of the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

ARTICLE III.

OTHER PROVISIONS

3.1         Nature of Grant.  In accepting the Performance Shares, Participant understands, acknowledges, and agrees that:

(a)          the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in accordance with its terms;

(b)          the grant of the Performance Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted in the past;

(c)          all decisions with respect to future Performance Share or other grants, if any, will be at the sole discretion of the Administrator;

(d)          the Performance Share grant and participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer, or any other Subsidiary and shall not interfere with the ability of the Company, the Employer or any other Subsidiary, as applicable, to terminate Participant’s employment or service relationship (if any) at any time with or without cause;

(e)          Participant is voluntarily participating in the Plan;

(f)           the Performance Shares and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)          the Performance Shares and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits, welfare benefits or other similar payments;

(h)          the future value of the Shares underlying the Performance Shares is unknown, indeterminable and cannot be predicted with certainty;

(i)           no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Shares resulting from Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);

(j)           for purposes of the Performance Shares, Termination of Service will be deemed to have occurred as of the date Participant is no longer actively providing services to the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Administrator, Participant’s right to vest in the Performance Shares, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Performance Shares (including whether Participant may still be considered to be providing services while on a leave of absence);

(k)          unless otherwise agreed with the Company, the Performance Shares and the Shares underlying the Performance Shares, and the income and value of same, are not granted as consideration for, or in connection with, any services Participant may provide as a director of a Subsidiary;

(l)           unless otherwise provided in the Plan or by the Administrator, the Performance Shares and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Shares or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

(m)         the following provision shall not apply to Employees in the State of California: In consideration of the grant of the Performance Shares, and to the extent permitted by applicable law, Participant agrees not to institute any claim against the Company, the Employer or any other Subsidiary, to waive Participant’s ability, if any, to bring such claim, and release the Company, the Employer and any other Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(n)          the following provisions apply if Participant is providing services outside the United States:

(i)           the Performance Shares and any Shares acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(ii)          neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Performance Shares or any amounts due to Participant pursuant to the vesting of the Performance Shares or the subsequent sale of any Shares acquired upon such vesting.

3.2         No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant understands and agrees that Participant should consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to his or her Award(s).

3.3         Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Performance Share grant materials by and among, as applicable, the Employer, the Company and its other Subsidiaries for the purpose of implementing, administering and managing the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options, Performance Shares or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to Fidelity Investments, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if Participant resides outside the United States Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative.  Participant authorizes the Company, Fidelity Investments and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Plan.  Participant understands that if Participant resides outside the United States, Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.  Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company may not be able to grant Performance Shares or other equity awards to Participant or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

3.4        Transferability. The Performance Shares are not transferable, except by will or the laws of descent and distribution or as permitted by the Administrator in accordance with the terms of the Plan.

3.5        Adjustments.  Participant acknowledges that the Performance Shares, the Shares subject to the Performance Shares and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

3.6        Defined Terms; Titles.  Capitalized terms not defined in this Agreement have the meanings given to them in the Plan. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7        Conformity to Applicable Laws.  Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

3.8        Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the transfer provisions set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.9        Entire Agreement and Imposition of Other Terms.  The Plan, this Agreement (including all exhibits and appendices hereto) and any valid deferral election made pursuant to Section 1.4(c) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Nonetheless, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

3.10      Severability.  In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.

3.11      Waiver.  Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other person.

3.12      Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates a contractual arrangement between the Company and Participant only and shall not be construed as creating a trust for the benefit of Participant.  Neither the Plan nor any underlying program, in and of itself, has any assets.  Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Performance Shares and Dividend Equivalents, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Performance Shares and Dividend Equivalents, as and when settled pursuant to the terms hereof.

3.13      Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

3.14      Language.  Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement.  Furthermore, if Participant receives this Agreement or any other document relating to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

3.15      Foreign Asset/Account and Exchange Control and Tax Reporting. Participant acknowledges that, depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares (including dividends received or the proceeds arising from the sale of Shares) derived from participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside Participant’s country.  The Applicable Laws of Participant’s country may require that Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country.  Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult Participant’s personal legal advisor on these matters.

3.16      Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that, depending on Participant’s country, or broker’s country, or the country in which the Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect Participant’s ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of Shares or rights to Shares under the Plan during such times when Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions or Participant’s country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by Participant before possessing inside information.  Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  Participant acknowledges that Participant is responsible for ensuring compliance with any applicable restrictions and should consult Participant’s personal legal advisor on these matters.

3.17      Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  For purposes of Section 409A, each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

3.18      Appendices.  Notwithstanding any provisions in this Performance Share Award Agreement, the Performance Shares and Dividend Equivalents shall be subject to any special terms and conditions set forth in the Vesting Appendix and the Global Appendix.  Specifically, in the event Participant resides or relocates to one of the countries included in the Global Appendix, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Vesting Appendix and the Global Appendix constitute a part of this Performance Share Award Agreement.

3.19      Governing Law and Venue.  This Agreement and the Performance Shares and the Dividend Equivalents will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction’s laws other than the State of Delaware. For purposes of litigating any dispute concerning the grant of the Performance Shares, the Dividend Equivalents or this Agreement, Participant consents to the jurisdiction of the State of Minnesota and agrees that such litigation shall be conducted exclusively in the courts of Ramsey County, Minnesota, or the federal courts for the United States for the District of Minnesota, where this grant is made and/or to be performed.

* * * * *

Appendix A (“VESTING APPENDIX”)

to

PERFORMANCE SHARE AWARD AGREEMENT

[Vesting terms to be determined at the time of grant.]

Appendix B (“Global aPPENDIX”)

to

PERFORMANCE SHARE AWARD AGREEMENT

Certain capitalized terms used but not defined in this Global Appendix have the meanings set forth in the Performance Share Award Agreement (the “Agreement”) or, if not defined therein, the Plan.

Terms and Conditions

This Global Appendix includes additional terms and conditions that govern the Performance Shares granted to Participant under the Plan if Participant resides and/or works in one of the countries listed below.  If Participant is a citizen or resident of a country other than the one in which Participant resides and/or works, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Grant Date, the Company shall determine, in its sole discretion, to what extent the terms and conditions contained herein shall apply to Participant.

Notifications

This Global Appendix also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2017.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the information in this Global Appendix as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may become out of date in the future.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant resides and/or works, is considered a resident of another country for local law purposes or transfers employment and/or residency to another country after the Grant Date, or, the information contained herein may not be applicable to Participant.

[Country-specific terms to be determined at the time of grant.]